Exhibit 99.1

FOR IMMEDIATE RELEASE

For additional information contact:

Joseph Cormier	Mark Root
Vice President, Corporate Development	Executive Director, Corporate Communications
703-218-8258	703-218-8397; cell: 571-259-1169
joe.cormier@mantech.com	mark.root@mantech.com

ManTech Completes the Acquisition of SRS Technologies, Inc.

FAIRFAX, Va.—(BUSINESS WIRE)—May 8, 2007: ManTech International Corporation (Nasdaq:MANT), announced that on May 7, 2007 the Company completed the acquisition of SRS Technologies, Inc. (SRS) under the terms of the definitive purchase agreement signed on April 6, 2007. SRS is a provider of high-end, mission-critical, advanced technology systems engineering and Command, Control, Communications, Computers, Intelligence, Surveillance and Reconnaissance (C4ISR) services and solutions. Their largest customers include the Department of Homeland Security (DHS), the U.S. Air Force, the National Reconnaissance Office (NRO), the National Geospatial-Intelligence Agency (NGA), the Missile Defense Agency (MDA) and the Defense Advanced Research Projects Agency (DARPA).

Headquartered in Newport Beach, CA and founded in 1970, SRS is a privately-held company with specialized domain knowledge in the areas of space-based radar and communications; chemical, biological, conventional and nuclear weapons detection and defeat programs; imagery intelligence; and aeronautic, space and information systems development. More than 85 percent of its revenue is derived from the Department of Defense, Intelligence Community and the Department of Homeland Security. SRS is well positioned in its markets with over $750 million in backlog as of March 2, 2007. The Company expects to deliver over $175 million in revenue in its FY 2007, which ends in August 2007.

Robert A. Coleman, President and COO, ManTech International Corporation said, “We formally welcome SRS to the ManTech team and are extremely excited about the prospects for our combined company going forward. As we have said many times since the announcement, SRS deepens our position as a leading player in the national security marketplace and provides us access to new markets in national defense agencies which we believe will continue to play a leading role in counter-terrorism and homeland security initiatives.”

As detailed in its earnings press release from May 1, 2007, ManTech expects SRS to deliver $120 million in revenue for the remainder of 2007 and will be neutral to earnings per share for the remainder of 2007. The Company expects SRS to contribute $27 million in revenue for the remainder of the second quarter.

The Company used cash available and $170 million in borrowings from its new senior secured $300 million credit facility to finance the acquisition.

About ManTech International Corporation:

Headquartered in Fairfax, Virginia, ManTech International Corporation is a leading provider of innovative technologies and solutions for mission-critical national security programs for the Intelligence Community; the Departments of Defense, State, Homeland Security, and Justice; the Space Community; and other U.S. federal government customers. ManTech’s expertise includes systems engineering, systems integration, technology and software development, enterprise security architecture, information assurance, intelligence operations support, network and critical infrastructure protection, information technology, communications integration and engineering support. The company supports the advanced telecommunications systems that are used in Operation Iraqi Freedom and in other parts of the world; provides the physical and cyber security to protect U.S. embassies all over the world; has developed a secure, collaborative communications system for the U.S. Department of Homeland Security; and builds and maintains secure databases that track terrorists. With approximately 5,600 highly qualified employees, the company operates in the United States and over 40 countries worldwide. In 2005, Red Herring magazine selected ManTech as one of its Small Cap 100 Companies; and in 2006, Business 2.0 magazine named ManTech one of its 100 Fastest Growing Technology Companies. Additional information on ManTech can be found at www.mantech.com.

Forward-Looking Information:

Statements and assumptions made in this press release, which do not address historical facts, constitute “forward-looking” statements that ManTech believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, many of which are outside of our control. Words such as “may,” “will,” “intends,” “should,” “expects,” “plans,” “projects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or “opportunity,” or the negative of these terms or words of similar import are intended to identify forward-looking statements.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: adverse changes in U.S. government spending priorities; failure to successfully integrate recently acquired companies or businesses into our operations or to realize any accretive or synergistic effects from such acquisitions; failure to retain existing U.S. government contracts, win new contracts, or win recompetes; adverse results of U.S. government audits of our government contracts; risk of contract performance or termination; adverse changes in our mix of contract types; failure to obtain option awards, task orders or funding under contracts; failure to identify, execute or effectively integrate future acquisitions; risks associated with complex U.S. government procurement laws and regulations; and competition. These and other risk factors are more fully discussed in the section entitled “Risks Factors “ in ManTech’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 9, 2007, and, from time to time, in ManTech’s other filings with the Securities and Exchange Commission, including among others, its reports on Form 10-Q.

The forward-looking statements included in this news release are only made as of the date of this news release and ManTech undertakes no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.